CIGNA  CORPORATION                                             EXHIBIT 12
COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES
(Dollars in millions)
                                                 Nine Months Ended
                                                    September 30,
                                                1998            1997
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Income before income taxes                     $1,631         $1,275
                                               ------         ------

Fixed charges included in income:
    Interest expense                               97             96
    Interest portion of rental expense             49             61
                                               ------         ------

Total fixed charges included in income            146            157
                                               ------         ------


Income available for fixed charges             $1,777         $1,432
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RATIO OF EARNINGS TO FIXED CHARGES               12.2            9.1
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